Exhibit 4.2

2021 AMENDED AND RESTATED INVESTOR’S RIGHTS AGREEMENT

This 2021 Amended and Restated Investor’s Rights Agreement (the “Agreement”) is made effective as of this 10th day of June 2021 by and among WalkMe Ltd., registration No. 514682269, a Company organized under the laws of the State of Israel (the “Company”) with offices at 3 Kremenski St. Tel-Aviv, Israel, and those parties whose names and addresses are set out in Schedule 1 (the “Preferred Holders”).

RECITALS

WHEREAS, the Company and the Investors (as such term is defined therein) entered into a Series F Preferred Share Purchase Agreement on November 27, 2019 (the “Purchase Agreement”), pursuant to which the Investors are purchasing Series F Preferred Shares of the Company, nominal value NIS 0.01 each (together with the Company’s Series E Preferred Shares (which references herein shall include the Series E-1 Preferred Shares, Series E-2 Preferred Shares and Series E-3 Preferred Shares), Series D Preferred Shares, Series C Preferred Shares, Series B-1 Preferred Shares, Series B-2 Preferred Shares and Series A Preferred Shares, the “Preferred Shares”);

WHEREAS, the Company and the holders of Series A Preferred Shares, Series B-1 Preferred Shares, Series B-2 Preferred Shares, Series C Preferred Shares, Series D Preferred Shares, Series E Preferred Shares and Series F Preferred Shares are parties to that certain Amended and Restated Investors’ Rights Agreement dated December 3, 2019 as amended (the “Prior Agreement”);

WHEREAS, the Company and the holders of Series A Preferred Shares, Series B-1 Preferred Shares, Series B-2 Preferred Shares, Series C Preferred Shares, Series D Preferred Shares, Series E Preferred Shares and Series F Preferred Shares agree to amend and restate the Prior Agreement as set forth below and desire to set forth certain matters regarding the disclosure of information pertaining to the Company as more fully set out in this Agreement, and to cancel and supersede the Prior Agreement;

NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the Company and the Preferred Holders agree as follows:

1.	Information and Inspection Rights

1.1.

The Company shall deliver to each (i) Preferred Holder holding at least five percent (5%) of the Company’s then-outstanding Preferred Shares; or (ii) upon a commitment by any Preferred Holder to invest at least $70,000,000 in the Company for the purchase of shares (and there has been no default on any payment terms to purchase those shares ) and for so long as it holds at least 90% of its percentage holding of the Company’s share capital calculated on an issued and outstanding basis as of the date hereof, including in such calculation all shares of the Company to be purchased by such Preferred Holder (each a “Qualified Shareholder”):

1.1.1.

As soon as practicable, but in any event within one hundred fifty (150) days after the end of each fiscal year of the Company, consolidated audited financial statements of the Company for such year, including a consolidated balance sheet of the Company as of the end of such year, and consolidated statements of income and statements of cash flow of the Company for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, NIS denominated, prepared in accordance with the then applicable United States GAAP, audited by a “Big 4” firm of Independent Certified Public Accountants, and accompanied by an opinion of such firm which opinion shall state that such balance sheet and statements of income and cash flow have been prepared in accordance with United States GAAP applied on a basis consistent with that of the preceding fiscal year, and present fairly and accurately the financial position of the Company as of their date, and that the audit by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards;

1.1.2.

As soon as practicable, but in any event within forty five (45) days after the end of each fiscal quarter of the Company (other than the fourth quarter of each such year), unaudited and un-reviewed management accounts of the Company, including consolidated balance sheet of the Company as at the end of each such period and income and cash flow statements of the Company for such period and for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case, in comparative form the figures for the corresponding period of the previous fiscal year, all in reasonable detail, NIS denominated and certified, by the chief financial officer (or if none, by the chief executive officer) of the Company (on behalf of the Company and not in a personal capacity), that such financial statements were prepared in accordance with United States GAAP applied on a basis consistent with that of preceding periods and, except as otherwise stated therein, fairly present the financial position of the Company as of their date subject to (x) there being no footnotes contained therein, and (y) changes resulting from year-end audit adjustments, and all reviewed by a “Big 4” firm of Independent Certified Public Accountants;

1.1.3.

A monthly management report in a form agreed upon from time to time by the Board of Directors of the Company (the “Board”), within fourteen (14) days of the end of each month (including, opening cash, income, expenses and closing cash) as at the end of such month; and

1.1.4.

Such other information relating to the financial condition, business, prospects, litigation, M&A opportunities or corporate affairs of the Company as a Qualified Shareholder may from time to time reasonably request, provided such information is readily available to the Company.

1.2.

At any reasonable time and from time to time, upon reasonable notice, the Company shall permit representatives of the Qualified Shareholders full and free access to any of the properties of the Company, to examine the facilities, records and books of account of the Company, to review and copy them at their discretion, to inspect any of the properties or assets of the Company and visit the properties of the Company and to discuss the affairs, finances and accounts of the Company with any of its officers, and senior personnel of the Company and the Company’s accountants, all subject to the confidentiality undertakings set forth in Section 3 below.

1.3.

This Section 1 shall not be in limitation of any rights which the Preferred Holders or any directors designated by the Preferred Holders may have under applicable law and/or any other agreement between the Preferred Holders and the Company.

2.

Annual Plan. Until the closing of an IPO, the management of the Company shall establish annually an operating plan and budget for the Company (the “Annual Plan”), in consultation with the Board. The Annual Plan for the following year shall be submitted to the Board for its approval at least thirty (30) days prior to the first day of the year covered by such and shall be delivered to each Qualified Shareholder within seven (7) days following the approval of the Board.

3.	Confidentiality.

3.1.

Each Preferred Holder agrees and undertakes that any Confidential Information (as hereinafter defined in Section 3.2) obtained from the Company pursuant to this Agreement, will be used solely for the purpose of monitoring its investment in the Company, and will not be used for any other purpose or disclosed to any person or entity without the prior written consent of the Company (except to the Preferred Holder’s employees, officers, directors, attorneys, accountants and agents (or those of any management company authorized from time to time to act on its behalf), , for the purpose of monitoring its investment); provided, however, that in the event that the Preferred Holder or any entity which directly or indirectly controls the Preferred Holder, or an investor, shareholder, partner or member in the Preferred Holder is required by any law, rule or regulation or any rules, regulations or directives of any stock exchange, quotation system, securities authority or other governmental authority to include Confidential Information in reports to any such bodies or other governmental authorities, the Preferred Holder shall be entitled to make such disclosure to the extent required without the prior written consent of the Company, provided that it shall make all reasonable efforts to avoid, and limit the extent of, disclosure of such Confidential

Information; and provided further, that in connection with periodic reports of the Preferred Holder to its shareholders, members, or partners, the Preferred Holder may, without first obtaining such written consent, make general statements, not containing technical or other Confidential Information, regarding the nature and progress of the Company’s business; and provided further, that the Preferred Holder may provide summary information regarding the Company’s financial information in reports to its shareholders, members or partners without the prior written consent of the Company, but may not annex to such reports the full financial information to be provided hereunder by the Company; and provided further that the Preferred Holders may disclose Confidential Information to any prospective purchaser of any of its Shares, if such prospective purchaser is bound by a confidentiality agreement. Notwithstanding anything to the contrary in the foregoing, in no event shall the Preferred Holders transfer to any Confidential Information to any competitor of the Company.

3.2.

For the purposes of this Agreement, “Confidential Information” shall include all information relating to the business activities of the Company, whether scientific and/or technical and/or business and/or financial information including, inter alia, drawings, graphs, techniques, processes, systems, results, inventions, marketing plans, product plans, business plans and strategies. Confidential Information shall not include information which (as shown by the receiving party):

3.2.1.	is or subsequently becomes part of the public domain without breach of this Section 3;

3.2.2.	is lawfully received by such shareholder from a third party under no obligation of confidentiality to the Company;

3.2.3.	was already known to such shareholder at the time of disclosure; or

3.2.4.	is disclosed in accordance with judicial or other governmental order or any applicable law.

3.3.

The Company shall obtain the prior written approval of the Preferred Holders before publishing the Preferred Holder’s name in any disclosure, save (i) for disclosure made to potential investors or buyers in connection with any potential financing transaction or M&A opportunities, (ii) disclosure not exceeding in scope the mere reference of the Preferred Holders as a shareholder of the Company, and (iii) disclosure made in accordance with any applicable law.

3.4.

The Company agrees that Greenspring Associates, Inc. and its affiliates (“Greenspring”) may use the Company’s name, logo, and a brief description of the Company’s business (so long as Greenspring is a shareholder in the Company) in Greenspring’s tombstone advertisements, on Greenspring’s website, and in connection with other promotional materials of Greenspring, subject to the Company’s prior consent which shall not be unreasonably withheld or delayed.

3.5.

The Company agrees that Insight Venture Partners IX, L.P., Insight Venture Partners (Cayman) IX, L.P., Insight Venture Partners IX (Co-Investors), L.P. and Insight Venture Partners (Delaware) IX, L.P. and their affiliates (“Insight”) may use the Company’s name, logo, and a brief description of the Company’s business (so long as Insight is a shareholder in the Company) in Insight’s tombstone advertisements, on Insight’s website, and in connection with other promotional materials of Insight, subject to the Company’s prior consent which shall not be unreasonably withheld or delayed.

3.6.

The Company agrees that Vitruvian may use the Company’s name, logo, and a brief description of the Company’s business (so long as Vitruvian is a shareholder in the Company) in Vitruvian’s tombstone advertisements, on Vitruvian’s website, and in connection with other promotional materials of Vitruvian, subject to the Company’s prior consent which shall not be unreasonably withheld or delayed.

4.	Registration. The following provisions govern the registration of the Company’s securities:

4.1.	Definitions. As used herein, the following terms have the following meanings:

4.1.1.	“Holder” means any holder of the Company’s outstanding Registrable Securities (as defined below) or shares convertible into Registrable Securities, who acquired such

Registrable Securities or shares convertible into Registrable Securities in a transaction or series or transactions not involving any registered public offering.

4.1.2.

“Form F-3” means Form F-3 under the Securities Act of 1933, as amended (the “Securities Act”), as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the Securities and Exchange Commission (“SEC”) which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

4.1.3.	“Initiating Holders” means Holders holding a majority of the Registrable Securities, assuming for purposes of such determination the conversion of all shares convertible into Registrable Securities.

4.1.4.

“Register”, “registered” and “registration” refer to a registration effected by filing a registration statement in compliance with the Securities Act and the declaration or ordering by the SEC of effectiveness of such registration statement, or the equivalent actions under the laws of another jurisdiction.

4.1.5.

“Registrable Securities” means Ordinary Shares issued by the Company to the Ordinary Holders (as set forth on Schedule 2 attached hereto), all Ordinary Shares issuable upon conversion of the Preferred Shares, Ordinary Shares issued by the Company in respect of such shares and all Ordinary Shares that the Preferred Holder may hereafter purchase pursuant to its rights of first offer, rights of first refusal, or Ordinary Shares issued upon conversion or exercise of other securities so purchased; provided, however, that any share capital that could be distributed by the holder thereof (in accordance with applicable law) pursuant to Rule 144 promulgated under the Securities Act without any volume restrictions shall not be deemed to be Registrable Securities.

4.1.6.

“IPO” means the closing of the Company’s initial firmly underwritten public offering of its Ordinary Shares pursuant to an effective registration statement under the Securities Act, or similar securities law of another jurisdiction.

4.2.

Incidental (“Piggy Back”) Registration. If the Company at any time, beginning immediately following the closing of an IPO and until the fifth anniversary thereof, proposes to register any of its securities for its own account, other than in a demand registration under Section 4.3 or Section 4.4 of this Agreement or other than a registration relating to employee benefit plans or registration relating to corporate reorganization, or other transactions on Forms F-4 or any successor form, or a registration on any registration form that does not permit secondary sales or does not include substantially the same information statement covering the sale of the Registrable Securities, it shall give notice to the Holders of such intention. Upon the written request of any Holder given within twenty (20) days after receipt of any such notice, the Company shall include in such registration all of the Registrable Securities indicated in such request, so as to permit the disposition of the shares so registered. Notwithstanding any other provision of this Section 4.2, if the managing underwriter advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then there shall be excluded from such registration and underwriting, to the extent necessary to satisfy such limitation, first shares held by shareholders other than the Holders, then and only to the extent necessary, shares held by the Holders (pro rata to the respective number of Registrable Securities required by such Holders to be included in the registration); provided, however, that following the IPO, the aggregate amount of Registrable Securities which shall have the right to participate in any proposed registration following the IPO shall not be reduced below twenty-five percent (25%) of the aggregate amount of securities proposed to be so registered (divided among the Holders participating in the registration pro rata to the respective number of Registrable Securities held by each of such Holders). The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 4.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration, subject to the provisions of Section 4.6 below.

4.3.

Demand Registration. At any time (i) beginning six (6) months following the closing of an IPO and until the fifth anniversary thereof, or (ii) prior to the passage of six (6) months following the closing of an IPO, subject to the restrictions imposed by the underwriters in connection with the

IPO (whether such restrictions terminate by their terms or are waived by the underwriters), the Initiating Holders may request in writing that all or part of the Registrable Securities shall be registered for trading on any securities exchange or under any market system as to which any of the Company’s Ordinary Shares are then admitted for trading. Any such demand must request the registration of shares in a reasonably estimated minimum amount of five million United States dollars ($5,000,000). Within twenty (20) days after receipt of any such request, the Company shall give written notice of such request to the other Holders, and shall include in such registration all Registrable Securities and Company’s shares held by all such Holders who wish to participate in such demand registration and provide the Company with written requests for inclusion therein within twenty (20) days after the receipt of the Company’s notice. Thereupon, the Company shall use best commercial efforts to effect the registration of all Registrable Securities as to which it has received requests for registration for trading on the securities exchange specified in the request for registration. Notwithstanding any other provision of this Section 4.3, if the managing underwriter advises the Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then there shall be excluded from such registration and underwriting, to the extent necessary to satisfy such limitation, first shares held by shareholders other than the Holders, then and only to the extent necessary, shares held by the Holders (pro rata to the respective number of Registrable Securities then held by the Holders participating in such Registration). The Company may not cause any other registration of securities for sale for its own account (other than a registration effected solely to implement an employee benefit plan) to be initiated after a registration requested pursuant to this Section 4.3 and to become effective less than one hundred twenty (120) days after the effective date of any registration requested pursuant to Section 4.3. The Company shall not be required to effect registration under this Section 4.3: (i) after the Company has effected two (2) registrations under this Section 4.3; (ii) within a period of one hundred and eighty (180) days following the effective date of a previous registration; (iii) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration unless the Company is already subject to service in such jurisdiction; (iv) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred eighty (180) days following the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective; or (v) if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form F-3 pursuant to Section 4.4 hereof; or (vi) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board it would be seriously detrimental to the Company or its shareholders for a registration under this Section 4.3 to be effected at such time, the Company shall have the right to defer such registration for a period of not more than one hundred and twenty (120) days after receipt of the request of the Initiating Holders under this Section 4.3; provided, however that the Company shall not utilize this right more than once in any twelve (12) month period.

4.4.

Form F-3 (“Shelf”) Registration. At any time beginning six (6) months following the closing of an IPO and until the fifth anniversary thereof, in case the Company shall receive from any Holder or Holders a written request or requests that the Company effect a registration on Form F-3, and any related qualification or compliance, with respect to Registrable Securities where the aggregate net proceeds from the sale of such Registrable Securities equal to not less than one million United States dollars ($1,000,000), the Company will within twenty (20) days after receipt of any such request give written notice of the proposed registration, and any related qualification or compliance, to all other Holders, and include in such registration all Registrable Securities held by all such Holders who wish to participate in such registration and provide the Company with written requests for inclusion therein within twenty (20) days after the receipt of the Company’s notice. Thereupon, the Company shall make best commercial efforts to effect such registration and all such qualifications and compliances as may be reasonably so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 4.4, (i) if Form F-3 is not available for such offering by the Holders; (ii) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board it would be seriously detrimental to the Company or its shareholders for such Form F-3 registration statement to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement for a period of not more than one hundred ninety (120) days after receipt of the request of the Holder or Holders under this Section 4.4; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period; (iii) if the Company has, within the twelve (12) month period preceding the date of such request, already effected a registration on Form F-3 for the Holders pursuant to this Section 4.4; (iv) during the period starting with the date sixty (60) days prior to the Company’s estimated date of filing of, and ending on the date six (6) months immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing in good faith reasonable efforts to cause such registration statement to become effective and that the Company’s estimate of the date of filing such registration statement is made in good faith; or (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction.

4.5.

Designation of Underwriter. (a) In the case of any registration effected pursuant to Section 4.3 or 4.4, the Holders that submitted the request for registration shall have the right to designate the managing underwriter(s) in any underwritten offering, subject to the Company’s approval, which shall not be unreasonably withheld; and (b) in the case of any registration initiated by the Company, the Company shall have the right to designate the managing underwriter in any underwritten offering.

4.6.

Expenses. All expenses, including the reasonable fees and expenses of one counsel for the Initiating Holders incurred in connection with any registration under Section 4.2, Section 4.3 or Section 4.4 shall be borne by the Company; provided, however, that each of the Holders participating in such registration shall pay its pro rata portion of discounts or commissions payable to any underwriter. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceedings commenced pursuant to Section 4.3 or Section 4.4, if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be registered in the withdrawn registration) and provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition or, business of the Company not known to the Holders or the director appointed by them at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to this Section 4.6.

4.7.	Indemnities. In the event of any registered offering of Registrable Securities pursuant to this Section 4:

4.7.1.

The Company will indemnify and hold harmless, to the fullest extent permitted by law, any Holder whose Registrable Securities or shares are included in the registration, and any underwriter for such Holder, and each person, if any, who controls the Holder or such underwriter, from and against any and all losses, damages, claims, liabilities, joint or several, costs and expenses (including any amounts paid in any settlement effected with the Company’s consent) to which the Holder or any such underwriter or controlling person may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented, (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws; and the Company will reimburse the Holder, such underwriter and each such controlling person of the Holder or the underwriter, promptly upon written demand, for any reasonable legal or any other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; provided, however, that the Company will not be liable to any Holder, underwriter or controlling person in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished in writing by such Holder, such underwriter or such controlling persons claiming for indemnification in writing specifically for inclusion therein; provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; provided, further, that the indemnity agreement contained in this Section 4.7.1 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the written consent of the Company, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the selling shareholder, the underwriter or any controlling person of the selling shareholder or the underwriter, and regardless of any sale in connection with such offering by the selling shareholder. Such indemnity shall survive the transfer of securities by a selling shareholder.

4.7.2.

Each Holder participating in a registration hereunder will furnish to the Company in writing any information regarding such Holder and his or her intended method of distribution of Registrable Securities or shares as the Company may reasonably request and will indemnify and hold harmless the Company, each of its directors, officers who have signed the registration statement, any underwriter for the Company, any other person participating in the distribution and each person, if any, who controls the Company, such underwriter, or such other person from and against any and all losses, damages, claims, liabilities, costs or expenses (including any amounts paid in any settlement effected with the selling shareholder’s consent) to which the Company or any such controlling person and/or any such underwriter may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based on (i) any untrue or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented, (ii) the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, but, in each case, only to the extent of such information relating to such Holder and provided in writing by such Holder, and each such Holder will reimburse the Company each of its directors, officers who have signed the registration statement, any underwriter, any other person participating in the distribution and each such controlling person of the Company, any underwriter or other person, promptly upon demand, for any reasonable legal or other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in strict conformity with written information furnished by such Holder specifically for inclusion therein. The foregoing indemnity agreement shall be individual and several by each Holder. The foregoing indemnity is also subject to the condition that, insofar as it relates to any such untrue statement (or alleged untrue statement) or omission (or alleged omission) made in the preliminary prospectus but eliminated or remedied in the amended prospectus at the time the registration statement becomes effective or in the final prospectus, such indemnity agreement shall not inure to the benefit of (i) the Company, (ii) any underwriter and any person, if any, controlling the Company or the Underwriter, if a copy of the final prospectus was not furnished to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Securities Act; provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; provided, further, that the indemnity agreement contained in this Section 4.7.2 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Holders, as the case may be, which consent shall not be unreasonably withheld. In no event shall the liability of a Holder exceed the net proceeds from the offering received by such Holder.

4.7.3.

Promptly after receipt by an indemnified party pursuant to the provisions of Sections 4.7.1 or 4.7.2 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said Section 4.7.1 or 4.7.2, promptly notify the indemnifying party of the commencement thereof; but the omission to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party hereunder unless the failure to give such notice is materially prejudicial to an indemnifying party’s ability to defend such action. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants in any action include both the indemnified party and the indemnifying party and the indemnified party reasonably believes that there is a conflict of interests which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select one separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said Sections 4.7.1 or 4.7.2 for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed counsel in accordance with the provision of the preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action and within fifteen (15) days after written notice of the indemnified party’s intention to employ separate counsel pursuant to the previous sentence, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.7.4.

If recovery is not available under the foregoing indemnification provisions, for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution to liabilities and expenses as more fully set forth in an underwriting agreement to be executed in connection with such registration. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the parties’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances. In no event shall the liability of a Holder exceed the net proceeds from the offering received by such Holder. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

4.7.5.	The rights and obligations of the Company and the Holder under this Section 4.7 shall survive completion of the applicable registration.

4.8.	Obligations of the Company. Whenever required under this Section 4 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as possible:

4.8.1.

prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable commercial efforts to cause such registration statement to become effective, and, upon the request of the holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to nine (9) months or, if sooner, until the distribution contemplated in the Registration Statement has been completed.

4.8.2.

prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement.

4.8.3.

furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

4.8.4.

in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

4.8.5.

notify each holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event that comes to its knowledge, as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

4.8.6.

cause all Registrable Securities registered pursuant hereunder to be listed on a national securities exchange, in the case of an IPO, or on each securities exchange on which similar securities issued by the Company are then listed.

4.8.7.

provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

4.8.8.

furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 4, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 4, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

4.9.

Information by Holder; No Delay. Each selling Holder shall furnish to the Company such information regarding such Holder, the Registrable Securities held by them and the intended method of disposition of such securities and any other relevant information as the Company may reasonably request in writing to timely effect the registration of their Registrable Securities. If any Holder does not provide any reasonably requested information promptly but no later than within twenty (20) days of the request, the Company is permitted to not register such Holder’s securities without penalty. For avoidance of doubts, no Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 4.

4.10.

Assignment of Registration Rights. Any of the Holders may assign its rights to cause the Company to register Shares pursuant to this Section 4 to a transferee of all or any part of its Registrable Securities, provided that such transfer or assignment is made pursuant to the provisions of the Articles of Association of the Company. The transferor shall, within twenty (20) days after such transfer, furnish the Company with written notice of the name and address of such transferee and the securities with respect to which such registration rights are being assigned, and the transferee’s written agreement to be bound by this Section 4.

4.11.

Lock-Up. Each holder will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (l80) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Registrable Securities, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Registrable Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Registrable Securities or such other securities, in cash or otherwise; provided that such obligation shall only apply where the officers, directors of the Company and other shareholders who hold at least one percent (1%) of the issued and outstanding capital are similarly bound and any release from such “lock-up” will be on a pro rata basis among all shareholders of the Company. The underwriters in connection with the registration statement so filed are intended third party beneficiaries of this Section 4.11 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

4.12.

Public Information. At any time and from time to time after the earlier of the close of business on such date as (a) a registration statement filed by the Company under the Securities Act becomes effective, (b) the Company registers a class of securities under Section 12 of the United States Securities Exchange Act of 1934, as amended, or any federal statute or code which is a successor thereto, or (c) the Company issues an offering circular meeting the requirements of Regulation A under the Securities Act, the Company shall undertake to make publicly available and available to the Rights Holder pursuant to Rule 144, such information as is necessary to enable the Rights Holder to make sales of Registrable Securities pursuant to that Rule. The Company shall comply with the current public information requirements of Rule 144 and shall furnish thereafter to the Rights Holder, upon request, a written statement executed by the Company as to the steps it has taken to so comply.

4.13.	Foreign Offerings. The provisions of this Section 4 shall apply, mutatis mutandis, to any registration of the securities of the Company outside of the United States.

4.14.

Termination of Registration Rights. Notwithstanding anything to the contrary herein, the Company’s obligations under this Section 4 shall terminate and shall be of no further force or effect upon the earlier of (i) the fifth anniversary of the consummation of the IPO, or (ii) upon a Realization Event (as defined in the Company’s Amended and Restated Articles of Association).

4.15.	Legends. All certificates representing any shares of the Company issued immediately prior to the closing an IPO shall have endorsed thereon a legend to substantially the following effect:

“THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF THE COMPANY’S ARTICLES OF ASSOCIATION, AS AMENDED FROM TIME TO TIME AND ANY AGREEMENT BY AND AMONG THE HOLDER HEREOF AND THE COMPANY. A COPY OF SUCH AGREEMENTS IS ON FILE AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS.”

5.	U.S. Tax

5.1.

References in this Section to the “Company” shall be deemed to include each of the Company’s non-U.S. subsidiaries unless otherwise noted. References in this Section to “U.S. Investor” shall include U.S. Investors as relevant under applicable law and shall be deemed to include each of Scale, Greenspring and Insight.

5.2.

Notwithstanding any other provision of this Agreement, the By-Laws or any additional financing documents to the contrary and so long as U.S. Investor holds at least 5% of the then-outstanding Preferred Shares (provided that such 5% ownership limitation shall not apply to Section 5.2.5, 5.2.6, 5.2.7, 5.2.8, and 5.2.11) of the Company on a fully-diluted basis:

5.2.1.	Reserved.

5.2.2.	Reserved.

5.2.3.

Not later than one month following the end of the Company’s taxable year, the Company shall, at its cost, provide the Preferred Holders with the Company’s capitalization table as of the end of such taxable year and, as soon as possible following the end of the Company’s taxable year (but in no event later than forty-five (45) days following the end of each taxable year) , the Company shall, at its cost, obtain a report, prepared by U.S. counsel for the Company, regarding the Company’s status as a CFC. It is acknowledged that the references to “U.S. counsel” shall include the US Desk of EY in Tel Aviv. In addition, the Company shall, at its cost, provide U.S. Investor with access to other Company information as reasonably requested by U.S. Investor and as may be required for U.S. Investor to analyze and to determine the Company’s status as a CFC, to verify whether the Company was a CFC for each fiscal year and to determine whether U.S. Investor is required to include any amount of the Company’s undistributed earnings in its gross income for U.S. federal income tax purposes, or to allow U.S. Investor to otherwise comply with applicable U.S. federal income tax laws.

5.2.4.

The Company shall make due inquiry with its U.S. tax advisors at least annually regarding the Company’s status as a CFC and whether U.S. Investor is required to include any gross income on its U.S. federal income tax return due the Company’s status as a CFC. The Company shall promptly update the Preferred Holders of any change to the Company’s shareholders that may cause the Company to be a CFC. If the Company is, in the reasonable opinion of the Company’s tax advisors, or the tax advisors of Scale, Greenspring or Insight, a CFC, the Company shall use commercially reasonable efforts to avoid generating any income of a character that would be includible in the gross income of U.S. Investor under Section 951 of the Code.

5.2.5.

The Company shall use commercially reasonable efforts to avoid being a passive foreign investment company (a “PFIC”), as defined in Section 1297 of the Code. The Company shall make due inquiry with its U.S. tax advisors at least annually regarding the Company’s status as a PFIC and if the Company becomes a PFIC, or if there is a likelihood of the Company being a PFIC for any taxable year, the Company shall promptly notify U.S. Investor of such status or risk, as the case may

be. The Company shall, at its cost, as soon as reasonably practicable following the end of each taxable year (but in no event later than forty-five (45) days following the end of each taxable year), provide U.S. Investor with a properly completed PFIC Annual Information Statement in the form set out in Schedule 3 that is based on the Company’s unaudited financial information and other good faith assumptions, and the Company will permit U.S. Investor and its Partners to inspect and copy the Company’s permanent books of account, records, and such other Company documents as are necessary to establish that the Company’s ordinary earnings and net capital gain are computed in accordance with U.S. income tax principles.

5.2.6.

Subject to approval by Preferred Holders holding a majority of the Preferred Shares, the Company shall make or refrain from making any U.S. tax election that U.S. Investor reasonably requests the Company to make or refrain from making. Notwithstanding the foregoing, the Company and the Preferred Holders shall not file any U.S. tax election or otherwise change the Company’s characterization as a corporation for United States tax purposes without the consent of each U.S. Investor.

5.2.7.

If the tax advisors of any U.S. Investor or its Partner’s (as defined below) reasonably determine that they are subject to U.S. information and reporting requirements that require the disclosure of information about the Company or Company transactions not readily available to such U.S. Investor or its Partners, the Company agrees to provide such information, at the Company’s cost, to such U.S. Investor and its Partners as may be necessary to allow such U.S. Investor and its Partners to fulfill their U.S. tax reporting obligations. The term “Partner” means each shareholder, partner, member or other equity holder of U.S. Investor and any person holding an option to acquire a share, partnership interest, membership interest or other equity interest in U.S. Investor and any direct or indirect equity owner of such shareholder, partner, member, other equity holder or optionholder. Any request for information or inspection by a Partner pursuant to this Section 5, shall be made to the Company solely through U.S. Investor and shall be performed by one of the Big Four accounting firms on behalf of U.S. Investor and the Partners.

5.2.8.

The Company will, at its cost, use commercially reasonable efforts to comply with all record-keeping, reporting, and other reasonable requests necessary to comply with any applicable U.S. tax law or to allow each U.S. Investor or its Partners to comply with the applicable provisions of U.S. tax law with respect to the direct or indirect ownership of the Company. The Company will provide each U.S. Investor or its Partners with information to the Company and reasonably requested to allow such U.S. Investor or its Partners to comply with U.S. tax law with respect to the direct or indirect ownership of the Company.

5.2.9.	The Company shall regularly consult with its U.S. tax advisors to ensure compliance with the covenants set forth in this Section.

5.2.10.

The Company will not withhold any tax against any amounts payable or distributable to a U.S. Investor without first providing notice of such withholding and a reasonable opportunity for such U.S. Investor to obtain reduced rates of withholding or other available exemptions, if any.

5.2.11.

To the extent any consent, affirmative vote, or other action is required by the Company, its officers or directors, or any of the Preferred Holders to implement the provisions of this Section, such consent, vote or other action is hereby given or will be given at the applicable time and the Company, its officers and directors, and each Preferred Holder shall fully cooperate in carrying out the provisions of this Section.

6.	Covenants.

6.1.

After the fifth anniversary of the date hereof, the holders of a majority of the issued Preferred Shares shall be entitled to request (i) that the Company explore, investigate and/or pursue a Realization Event (as such term is defined in the Company’s Amended Articles of Association) (including, but not limited to, by requesting that the chairman of the Board include discussion of such a Realization Event as an agenda item at any meeting of the Board and (ii) that the Company engage and/or appoint an investment bank to report on any such opportunities and strategy), subject to Article 24, with any decision regarding the appointment of the investment bank and such Realization Event being subject to the consent of a majority of the members of the Board.

6.2.

After the third anniversary of the date hereof, the holders of a majority of the issued Preferred Shares shall be entitled to request that the Company explore an “Authorized IPO” (including, but not limited to, by requesting (i) that the chairman of the Board include discussion of such an Authorized IPO as an agenda item at any meeting of the Board and (ii) that the Company engage and/or appoint an underwriter to lead such a process), with any decision regarding the appointment of the underwriter and such Authorized IPO being subject to the consent of a majority of the members of the Board. An “Authorized IPO” is defined as the sale of the Company’s ordinary shares in a public offering on a regulated market or exchange with adequate liquidity, which results in aggregate cash proceeds to the Company of at least $200 million (net of underwriting discounts and commissions) and where the valuation of the Company is at least equal to $2,500 million prior to the public offering.

6.3.	Insurance. The Company shall use commercially reasonable efforts to maintain, from financially sound and reputable insurers, Directors and Officers liability insurance.

7.	Miscellaneous

7.1.

Termination. The rights granted to the Preferred Holders pursuant to Sections 1, 2, 3, 5 and 6 hereof shall expire forthwith upon the earlier of: (a) the closing of an IPO, and (b) the date on which the Preferred Holders or their Permitted Transferees cease to hold shares of the Company.

7.2.

Governing Law and Jurisdiction. All disputes arising under this Agreement or in connection with the transactions hereunder shall be resolved between the parties in good faith, however, if these efforts fail the dispute shall be resolved exclusively in accordance with the laws of the State of Israel, without giving effect to conflict of law provisions thereto. The competent courts of Tel Aviv shall have sole and exclusive jurisdiction over any issue arising out of or in connection with this Agreement.

7.3.

Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assignees, heirs, executors and administrators of the parties hereto. No assignment of any rights or obligations pursuant to this Agreement may be made by a shareholder except with a transfer of Shares held by such shareholder in accordance with the Articles of Association of the Company.

7.4.

Entire Agreement; Amendment and Waiver. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes all other agreements (including the Prior Agreement) between or among any of the parties with respect to the subject matter hereof. Except as specifically provided otherwise herein, this Agreement may only be amended or the observance of any provision hereof may only be waived (either generally or in a particular instance and either retroactively or prospectively) by the consent in writing of the Company and Preferred Holders holding at least 55% of the outstanding Preferred Shares, provided, however, that if such amendment and waiver would vary express contractual rights granted to a party by name under this Agreement, the consent of the affected party to such amendment or waiver shall be specifically required. Notwithstanding the foregoing, this Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived with respect to any Preferred Holder without the prior written consent of such Preferred Holder, unless such amendment, termination, or waiver applies to all Preferred Holders in the same fashion. Any amendment or waiver so effected shall be binding upon the Company and the Preferred Holders (including any future Preferred Holders) and their respective successors and assigns.

7.5.

Notices. All notices and other communications required or permitted to be given or sent hereunder to a party shall be in writing and shall be deemed to have been sufficiently given or delivered for all purposes if mailed by registered mail, sent by electronic mail or fax or delivered by hand to such party’s address as follows: (i) with respect to the Company – to the address set forth at the heading of this Agreement; and (ii) with respect to any Preferred Holder, to the address set forth in Schedule 1; or at such other address as the party shall have furnished to each other party in writing in accordance with this provision. All notices shall be deemed to have been received: (i) within seven (7) Business Days (as defined in the articles of association of the Company) following the date on which it was deposited postage prepaid, via first registered mail; (ii) within one (1) Business Day after it was transmitted by electronic mail or fax and confirmation of transmission has been obtained; and (iii) if delivered by hand or via internationally recognized courier shall be deemed to have been received at the time of actual receipt. Any notice to the Company shall be accompanied by copy to Company legal counsel (which shall not constitute notice under this section or for any legal purpose) at: bfp & Co., Attorneys & Notary, P O Box 3330 Tel Aviv, 6103202 Israel, fax +972 3 7942101, attn: Haleli Barath, Adv. Email: halelib@bfp-law.com.

7.6.

Delays or Omissions. No delay or omission to exercise any right, power or remedy, upon any breach or default under this Agreement, shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring.

7.7.

Waiver of Default. No waiver with respect to any breach or default in the performance of any obligation under the terms of this Agreement shall be deemed to be a waiver with respect to any subsequent breach or default, whether of similar or different nature. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement shall be effective only if made in writing and only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by virtue of law or otherwise afforded to any holder, shall be cumulative and not alternative.

7.8.

Rights; Severability. In case any provision of the Agreement shall be held to be invalid, illegal or unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The parties hereto shall be obliged to draw up an arrangement in accordance with the meaning and the object of the invalid provision.

7.9.

Further Instruments and Actions. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the transactions contemplated by this Agreement.

7.10.	Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

7.11.

Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons or persons or entities under common management or control shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

7.12.

Counterparts. This Agreement may be executed contemporaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.13.

Electronic Delivery of Signatures. This Agreement may be executed and delivered by facsimile or other electronic means and upon such delivery the facsimile or electronically delivered signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have executed this 2021 Amended and Restated Investor’s Rights Agreement as of the date set forth above.

/s/ Dan Adika WalkMe Ltd.

By:	Dan Adika
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the undersigned have executed this 2021 Amended and Restated Investor’s Rights Agreement as of the date set forth above.

IN WITNESS WHEREOF, the undersigned have executed this 2021 Amended and Restated Investor’s Rights Agreement as of the date set forth above. INSIGHT VENTURE PARTNERS IX, L.P.

By: Insight Venture Associates IX, L.P., its General Partner

By: Insight Venture Associates IX, Ltd., its General Partner

By:	/s/ Blair M. Flicker
Name: Blair M. Flicker
Title: Managing Director

INSIGHT VENTURE PARTNERS (DELAWARE) IX, L.P.

By: Insight Venture Associates IX, L.P., its General Partner

By: Insight Venture Associates IX, Ltd., its General Partner

By:	/s/ Blair M. Flicker
Name: Blair M. Flicker
Title: Managing Director

INSIGHT VENTURE PARTNERS (CAYMAN) IX, L.P.

By: Insight Venture Associates IX, L.P., its General Partner

By: Insight Venture Associates IX, Ltd., its General Partner

By:	/s/ Blair M. Flicker
Name: Blair M. Flicker
Title: Managing Director

INSIGHT VENTURE PARTNERS IX (CO-INVESTORS), L.P.

By: Insight Venture Associates IX, L.P., its General Partner

By: Insight Venture Associates IX, Ltd., its General Partner

By:	/s/ Blair M. Flicker
Name: Blair M. Flicker
Title: Managing Director

GRACE SOFTWARE CROSS FUND HOLDINGS, L.P.

By: Grace Holdings II GP, LLC, its general partner

By: Insight Associates XI, L.P., its manager

By: Insight Associates XI, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

[Signature Page—2021 Amended and Restated Investor’s Rights Agreement]

IN WITNESS WHEREOF, the undersigned have executed this 2021 Amended and Restated Investor’s Rights Agreement as of the date set forth above.

/s/ Hans-Jurgen Schmitz /s/ Willibrord Ehses
Mangrove III Investments S.a.r.l	Mangrove V Investments S.a.r.l

By:	By:	/s/ Hans-Jurgen Schmitz /s/ Willibrord Ehses
Title:	Title:

/s/ Menashe Ezra
GEMINI ISRAEL V LP
by its general partner
Gemini Capital Associates V LP
by its general partner
Gemini Capital Associates V GP, Ltd.

/s/ Menashe Ezra
GEMINI PARTNERS INVESTORS V LP
by its general partner
Gemini Israel Funds IV Ltd.

[Signature Page—2021 Amended and Restated Investor’s Rights Agreement]

IN WITNESS WHEREOF, the undersigned have executed this 2021 Amended and Restated Investor’s Rights Agreement as of the date set forth above.

SCALE VENTURE PARTNERS IV, LP

By:	Scale Venture Management IV, L.P.
Its:	General Partner

By:	Scale Venture Management IV, LLC
Its:	General Partner

By:	/s/ Rory O’Driscoll
Name:	Rory O’Driscoll
Title:	Managing Director

GIZA V CONTINUATION FUND L.P

By:	/s/ Zeev Holtzman
Name:	Zeev Holtzman
Title:	Chairman

CRESCENDO VENTURES SPECIAL OPPORTUNITIES 1 LIMITED

By:	/s/ Hamish Few
Name:	Hamish Few
Title:	Director

[Signature Page—2021 Amended and Restated Investor’s Rights Agreement]

IN WITNESS WHEREOF, the undersigned have executed this 2021 Amended and Restated Investor’s Rights Agreement as of the date set forth above.

/s/ Gur Shomron Gur Shomron	/s/ Nir Nachum Nir Nachum	/s/ Gur Shomron Ariel Finder

/s/ Gur Shomron Guy Livneh

/s/ Eugene Lipitz

Ocean Assets LLC

By:	Eugene Lipitz
Title:	member

[Signature Page—2021 Amended and Restated Investor’s Rights Agreement]

IN WITNESS WHEREOF, the undersigned have executed this 2021 Amended and Restated Investor’s Rights Agreement as of the date set forth above.

Greenspring Global Partners VI-A, L.P.		Greenspring Secondaries Fund IV, L.P.

By: Greenspring General Partner VI, L.P.,
General Partner
By: Greenspring GP VI, LLC,
General Partner

By:	/s/ Eric Thompson	By: /s/ Eric Thompson
Name:	Eric Thompson	Name: Eric Thompson
Title:	COO	Title: COO

Greenspring Global Partners VI-C, L.P.		Greenspring Secondaries Fund IV-D, L.P.

By: Greenspring General Partner VI, L.P.,
General Partner
By: Greenspring GP VI, LLC,
General Partner

By:	/s/ Eric Thompson	By: /s/ Eric Thompson
Name:	Eric Thompson	Name: Eric Thompson
Title:	COO	Title: COO

Greenspring Opportunities III, L.P.		Greenspring Secondaries Fund IV-K, L.P.

By:	Greenspring Opportunities General Partner III, L.P.,
its General Partner
By:	Greenspring Opportunities GP III, LLC,
Its General Partner

By:	/s/ Eric Thompson	By: /s/ Eric Thompson
Name:	Eric Thompson	Name: Eric Thompson
Title:	COO	Title: COO

[Signature Page—2021 Amended and Restated Investor’s Rights Agreement]

IN WITNESS WHEREOF, the undersigned have executed this 2021 Amended and Restated Investor’s Rights Agreement as of the date set forth above.

EDB Investments Pte Ltd.

By:	/s/ Lawrence Low
Name:	Lawrence Low
Title:	Authorized signatory

AMBLESIDE S.A R.L.

By:	/s/ Gael Sausy
Name:	Gael Sausy
Title:	B Manager and authorised representative

[Signature Page—2021 Amended and Restated Investor’s Rights Agreement]

SCHEDULE 1

Preferred Holder Name and Address	Registrable Securities

Mangrove III Investments S.a.r.l

Mangrove V Investments S.a.r.l

Gemini Israel V LP

Gemini Partners Investors V LP

Giza V Continuation Fund L.P LP

Nir Nachum

Gur Shomron

Guy Livneh

Ariel Finder

Ocean Assets LLC

Scale Venture Partners IV, L.P.

950 Tower Lane

Suite 700

Foster City, California

USA 94404

Fax: +1-650-378-6040

Greenspring Opportunities III, L.P.

Greenspring Global Partners VI-A, L.P.

Greenspring Global Partners VI-C, L.P.

Greenspring Secondaries Fund IV, L.P

Greenspring Secondaries Fund IV-D, L.P

Greenspring Secondaries Fund IV-K, L.P

Insight Venture Partners IX, L.P.

1114 Avenue of the Americas, 36th Floor

New York, New York

USA 10036

With a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York

USA 10019

Insight Venture Partners (Cayman) IX, L.P.

1114 Avenue of the Americas, 36th Floor

New York, New York

USA 10036

With a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York

USA 10019

Insight Venture Partners IX (Co-Investors), L.P.

1114 Avenue of the Americas, 36th Floor

New York, New York

USA 10036

With a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York

USA 10019

Insight Venture Partners (Delaware) IX, L.P.

1114 Avenue of the Americas, 36th Floor

New York, New York

USA 10036

With a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York

USA 10019

Grace Software Cross Fund Holdings, L.P

1114 Avenue of the Americas, 36th Floor

New York, New York

USA 10036

With a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York

USA 10019

Ambleside S.a r.l.

21, rue Philippe II

L-2340 Luxembourg

With a copy to:

Vitruvian Partners LLP

105 Wigmore Street

London W1U 1QY

United Kingdom

FAO: Mike Risman/Raluca Ragab

EDB Investments Pte Ltd.

250 North Bridge Road,

#20-03 Raffles City Tower,

Singapore 179101

Crescendo Ventures Special Opportunities 1 Limited

SCHEDULE 2

ORDINARY HOLDERS

Dan Adika

Eyal Cohen

Brooks S.M. Projects Ltd. / Rafael Sweary

SCHEDULE 3

PFIC ANNUAL INFORMATION STATEMENT

WALKME

1.    This Information Statement is for the taxable year of [Company] (the “Company”) beginning on January 1, 201_ and ending on December 31, 201_ (the “Taxable Year”) and is issued to [Scale] [Greenspring] [Insight] (“Investor”).

2.    For the Taxable Year, the Company:

     was a passive foreign investment company (“PFIC”).

     was not, to the Company’s knowledge, a PFIC (Skip Sections 3 and 4).

3.    The Investor’s pro-rata share of the Company’s ordinary earnings and net capital gain (as determined under U.S. federal income tax principles) for the Taxable Year follows:

Ordinary Earnings:

Net Capital Gain :

4.    The amount of cash and fair market value of other property distributed or deemed distributed by the Company to the Investor during the Taxable Year was -

Cash: U.S. $

Fair Market Value of Property: U.S. $

5.    The Company will permit the Investor, its direct or indirect owners to inspect and copy the Company’s permanent books of account, records, and such other Company documents as are necessary to establish that the Company’s ordinary earnings and net capital gain are computed in accordance with U.S. income tax principles.

Date: [                    , 201    ]

Company

By:

Title:     Chief Executive Officer